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                                                                     EXHIBIT 2.2



                                AQUASOURCE, INC.



                                  March 4, 2003



Philadelphia Suburban Corporation
762 West Lancaster Avenue
Bryn Mawr, PA  19010
Attn:  Nicholas DeBenedictis

Aqua Acquisition Corporation
762 West Lancaster Avenue
Bryn Mawr, PA  19010
Attn: Nicholas DeBenedictis

         Re: Amendment No. 1 to the Purchase Agreement
             -----------------------------------------

Dear Mr. DeBenedictis:

         Reference is made to that certain Purchase Agreement, dated July 29, 2002, by and between AquaSource, Inc. (the "Seller") and DQE, Inc. ("DQE"), on the one hand, and Philadelphia Suburban Corporation ("PSC") and Aqua Acquisition Corporation ("Acquisition" and, together with PSC, the "Buyer"), on the other hand (the "Purchase Agreement"). Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

         As a means of simplifying the process of transferring certain of the Integrated Assets to the Buyer, the parties have agreed that (i) the Seller would cause to be incorporated AquaSource Operations, Inc., a Delaware corporation ("Operations"), (ii) the Seller would transfer certain of the Integrated Assets to Operations prior to the Closing, and (iii) at the Closing, PSC would acquire from the Seller all of the outstanding shares of capital stock of Operations. In furtherance of the foregoing, the parties to the Purchase Agreement, hereby amend the Purchase Agreement as follows:

         1. The following recital is added to the Purchase Agreement as the fourth recital:

              WHEREAS, the Seller owns all of the issued and outstanding shares of common stock (the "Operations Shares") of AquaSource Operations, Inc., a Delaware corporation ("Operations");

         2. The last recital of the Purchase Agreement is hereby amended by restating clause (i) of said recital in its entirety to read as follows:

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              (i) the Utility Shares, the Utility Preferred Shares, the
              Development Shares, the Reynolds Shares and the Operations Shares (collectively, the "Shares") by PSC, or, with respect to the Operations Shares only, by Acquisition, and

         3. Section 1.1(a) of the Purchase Agreement is hereby amended by (i) replacing the word "purchases" in clause (iii) thereof with the words "purchases or owns" and (ii) by adding three new sentences at the end of said section, which three sentences shall read in their entirety as follows:

                  Notwithstanding the foregoing, (i) the Seller will have performed its obligations under this Section 1.1(a) with respect to any particular Integrated Asset set forth on
                  Section 1.1(a) of the Seller Disclosure Schedule if, prior to the Closing, the Seller shall have transferred, or caused to be transferred, such Integrated Asset to Operations, and (ii) the Buyer will have performed its obligations under this
                  Section 1.1(a) with respect to any Integrated Asset so transferred to Operations if, at the Closing, PSC or Acquisition shall purchase and accept from the Seller the Operations Shares (as defined in Section 3.3). In addition, the Parties expressly agree that at the Closing, the Seller shall sell, convey, assign, transfer and deliver to PSC or Acquisition, and PSC or Acquisition shall purchase and accept from the Seller, the Operations Shares, provided, however, that the Operations Shares shall be treated as an Integrated Asset for all purposes whatsoever under this Purchase Agreement, including, without limitation, for purposes of any indemnity obligations in respect of Integrated Assets and Integrated Liabilities contained herein. For the avoidance of doubt, the Parties agree that the transfer of certain Integrated Assets to Operations and the purchase of the Operations Shares by PSC or Acquisition, as contemplated above, is for the convenience of the Seller and is not intended to affect any Party's rights, obligations or interests with respect to such Integrated Assets as originally set forth in the Purchase Agreement.

         4. Section 1.1(b) of the Purchase Agreement is hereby amended by restating said section in its entirety to read as follows:

                  The "Integrated Assets" shall mean all of those assets set forth in Section 1.1 of the Seller Disclosure Schedule (as defined in Section 3.1) and the Operations Shares (as defined in Section 3.3).

         5. Section 1.1(c) of the Purchase Agreement is hereby amended by restating said section in its entirety to read as follows:

                  The "Integrated Liabilities" shall mean (i) all of the performance obligations of the Seller and any Subsidiary of the Seller (including Operations) which relate to the Contracts included among the Integrated Assets (including any Contracts assigned to Operations as contemplated by Section 1.1(a) hereof), and (ii) all of the liabilities of the Seller and any Subsidiary of the Seller (including Operations), direct or indirect, known or unknown, absolute or contingent, which relate to the Contracts included among the Integrated Assets (including any Contracts assigned to Operations as contemplated by Section 1.1(a) hereof) and which arise on or after the Closing Date (as defined in Section 2.1).
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         6.   Section 2.2(a)(i) of the Purchase Agreement is hereby amended by adding a new sentence at the end of said section, which sentence shall read in its entirety as follows:

                  Notwithstanding the foregoing, if prior to the Closing PSC shall have directed the Seller, in writing, to deliver the Operations Shares to Acquisition instead of PSC, then, at the Closing, the Seller shall not deliver the Operations Shares to PSC as contemplated by the immediately preceding sentence, but instead shall, at the Closing, deliver to Acquisition, free and clear of any Encumbrances, except for Permitted Encumbrances, certificates representing the Operations Shares, each such certificate to be duly and validly endorsed in favor of Acquisition or accompanied by a separate stock power duly and validly executed by the Seller and otherwise sufficient to vest in Acquisition good title to the Operations Shares.

         7.   Each of Sections 3.1, 3.4, 3.6, 3.7, 3.8, 3.10, 3.11, 3.12, 3.15,
              3.16, 3.17 and 3.18 shall be amended by (i) replacing the phrase "Utility, Development and Reynolds" each time it appears in each such Section with the phrase "Utility, Development, Reynolds and Operations", (ii) replacing the phrase "Utility, Development or Reynolds" each time it appears in each such Section with the phrase "Utility, Development, Reynolds or Operations", and (iii) replacing the phrase "Utility, Development nor Reynolds" each time it appears in each such Section with the phrase "Utility, Development, Reynolds nor Operations."

         8. Section 3.3 of the Purchase Agreement is hereby amended by adding thereto a new Section 3.3(f), which shall read in its entirety as follows:

                  (f) As of the date hereof, (i) the authorized capital stock of Operations consists of 100 shares of common stock, no par value (the "Operations Stock"), (ii) all 100 shares of Operations Stock (the "Operations Shares") have been validly issued to the Seller and are fully paid and nonassessable,
                  (iii) the Seller owns all of the Operations Shares free and clear of any Encumbrances, except for Permitted Encumbrances, and (iv) there are no options, warrants, calls, rights, commitments or agreements (other than this Agreement) of any character to which the Seller or Operations is a party or by which the Seller or Operations is bound obligating the Seller or Operations to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Operations, or obligating the Seller or Operations to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         9. Section 5.5 of the Purchase Agreement is hereby amended by adding thereto a new Section 5.5(c), which shall read in its entirety as follows:
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                  (c) PSC is acquiring, or is causing Acquisition to acquire, the Operations Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Operations Shares. PSC and Acquisition acknowledge that the Operations Shares have not been registered under the Securities Act and agree that the Operations Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and any applicable state securities laws. Each of PSC and Acquisition is able to bear the economic risk of holding the Operations Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Operations Shares.

         10. Section 6.1 of the Purchase Agreement is hereby amended by adding to said section a new Section 6.1(o), which shall read in its entirety as follows:

                  (o) Operations shall not (i) amend its articles of incorporation or by-laws, (ii) split, combine or reclassify its outstanding shares of capital stock, (iii) declare set aside or pay any dividend payable in cash, stock or property in respect of any of its capital stock, except for dividends of Excluded Assets to the Seller as contemplated by Section 6.3, or (iv) issue, pledge, dispose of or encumber any shares of its capital stock.

         11. Section 10.5 of the Purchase Agreement is hereby amended by (i) restating clause (b) to read in its entirety "(b) upon delivery by reputable overnight courier service", (ii) replacing both of AquaSource, Inc.'s and DQE, Inc.'s telephone number and contact person with Telephone No: 412-393-1140 and Attention: General Counsel, respectively, and (iii) replacing the counsel who is to receive a copy of notices for both of PSC and Acquisition with Piper Rudnick LLP, 3400 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, Telecopier No.: (215) 656-3301, Telephone
              No.: (215) 656-3341, Attention: Peter J. Tucci, Esq.



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         If the foregoing accurately reflects our agreement, please so indicate by causing a duly authorized officer of PSC and Acquisition to sign in the spaces provided below.

                                                   Very truly yours,

                                                   AQUASOURCE, INC.



                                                   By: FRANK A. HOFFMANN
                                                       -----------------
                                                       Frank A. Hoffmann
                                                       President


                                                   DQE, INC.



                                                   By: FRANK A. HOFFMANN
                                                       -----------------
                                                       Frank A. Hoffmann
                                                       Executive Vice President


AGREED AS OF THE DATE
FIRST ABOVE WRITTEN:

PHILADELPHIA SUBURBAN CORPORATION



By:  ROY H. STAHL
     ------------
     Roy H. Stahl
     Executive Vice President


AQUA ACQUISITION CORPORATION



By:  ROY H. STAHL
     ------------
     Roy H. Stahl
     Vice President

cc:  Peter J. Tucci, Esq.
     Erica Ward, Esq.